Exhibit 99.1

BED BATH & BEYOND INC. ANNOUNCES ELECTION OF
GERRI ELLIOTT TO THE BOARD OF DIRECTORS

UNION, New Jersey, February 20, 2014 --- Bed Bath & Beyond Inc. (NASDAQ: BBBY) announced today the election of Geraldine “Gerri” Elliott as an additional independent member of the Company’s Board of Directors, expanding the Board to ten members.

Ms. Elliott, 57, is Executive Vice President (EVP) and Chief Customer Officer at Juniper Networks. In January 2014, Elliott announced her personal decision to transition to retirement later in the year. She will become EVP, Strategic Advisor to the CEO once her successor is announced. In her role as EVP and Chief Customer Officer, which she has held since 2013, she leads the Go-to-Market organization consisting of sales, system engineering, advanced technologies, marketing, services, support, partners and field operations. Her prior roles at Juniper were as EVP and Chief Sales Officer, and EVP of Strategic Alliances.

Ms. Elliott joined Juniper in 2009 after seven years at Microsoft Corporation, where she held a series of senior executive positions, including Corporate Vice President of the company's Industry Solutions Group, Worldwide Public Sector organization, and their North American Enterprise Sales region. Prior to joining Microsoft, Elliott spent 22 years at IBM Corporation, where she held executive and management positions in North America and Asia Pacific in sales, services, consulting, strategy development, and product management.

“We are thrilled to have Gerri join our Board,” said Steven Temares, Bed Bath & Beyond’s Chief Executive Officer and Member of its Board of Directors. “Gerri is a proven leader who will bring additional technology and international expertise to our Company.”

Ms. Elliott added: “I feel honored and privileged to have been elected as a Board member at Bed Bath & Beyond, and I look forward to working with our Board, our shareholders and our associates and contributing to the future growth of our Company.”

Ms. Elliott holds a BS degree in International Politics from New York University. She currently serves on the board of directors of Whirlpool Corporation and serves on the advisory boards for Catalyst (a research organization dedicated to expanding business opportunities for women) and the Center for Executive Women Senior Leadership Program at the Kellogg School of Management at Northwestern University.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, Cost Plus, a combination of the names Christmas Tree Shops or andThat!, Harmon, Harmon Face Values and buybuy BABY. The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond. Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings. Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles. Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products. Additionally, the Company includes Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110